October 2026

Pricing Supplement

Dated October 30, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

BofA Finance LLC
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

$15,113,000 Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

The Buffered PLUS are our senior debt securities. Any payments on the Buffered PLUS are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has not appreciated in value or has declined in value but not by more than the buffer amount of 10%, at maturity investors will receive the stated principal amount of their investment. However, if the underlying index has declined in value by more than the buffer amount of 10%, investors will lose 1% for every 1% decline in the index value beyond the buffer amount .  Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount. Accordingly, you may lose up to 90.00% of your entire investment. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features, each of which applies to a limited range of performance of the underlying index. Investors may lose up to 90.00% of their initial investment in the Buffered PLUS. The Buffered PLUS are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

All payments on the Buffered PLUS are subject to the credit risk of BofA Finance, as issuer of the Buffered PLUS, and BAC, as guarantor of the Buffered PLUS.  If we default on our obligations, you could lose some or all of your investment.  These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Aggregate principal amount:	$15,113,000.00
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	October 30, 2026
Original issue date:	November 4, 2026 (3 business days after the pricing date)
Maturity date:	May 3, 2029
Underlying index:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index
Payment at maturity per Buffered PLUS:

You will receive at maturity a cash payment per Buffered PLUS as follows:

●If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

However, in no event will the payment at maturity exceed the maximum payment at maturity.

●If the final index value is equal to or less than the initial index value, but is greater than or equal to 90% of the initial index value, meaning that the underlying index has not decreased by an amount greater than the buffer amount of 10% from the initial index value:

$1,000

●If the final index value is less than 90% of the initial index value, meaning that the underlying index has decreased by an amount greater than the buffer amount of 10% from the initial index value:

($1,000 × the index performance factor) plus $100.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000.00. However, under no circumstances will the payment due at maturity be less than $100.00 per Buffered PLUS.

Leveraged upside payment:	$1,000.00 × leverage factor × index percent increase
Leverage factor:	200.00%
Maximum payment at maturity:	$1,250.00 per Buffered PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	$100.00 per Buffered PLUS (10% of the stated principal amount)
Terms continued on the following page
Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:

$965.60 per $1,000.00 in principal amount of Buffered PLUS, which is less than the price to public listed below. The actual value of your Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Structuring the Buffered PLUS” in this pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per Buffered PLUS	$1,000.00	$25.00(1)
		$5.00(2)	$970.00
Total	$15,113,000.00	$453,390.00	$14,659,610.00

(1) Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $25.00 for each Buffered PLUS they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Buffered PLUS.

There are important differences between the Buffered PLUS and a conventional debt security. Potential purchasers of the Buffered PLUS should consider the information in “Risk Factors” beginning on page 7 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Buffered PLUS or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” in this pricing supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025 and Product Supplement EQUITY-1 dated December 8, 2025

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	7,580.07, which is the index closing value on the pricing date
Buffer amount:	10.00%
Final index value:	The index closing value on the valuation date
Valuation date:	April 30, 2029, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Index performance factor:	Final index value divided by the initial index value
CUSIP / ISIN:	09712HU34 / US09712HU343
Listing:	The Buffered PLUS will not be listed on any securities exchange.

October 2026Page 2

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

The Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029 (the “Buffered PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

￭To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

￭To obtain a buffer against a specified level of negative performance of the underlying index

Maturity:	Approximately 2.5 years
Leverage factor:	200.00% (applicable only if the final index value is greater than the initial index value)
Buffer amount:	10%
Maximum payment at maturity:	$1,250.00 per Buffered PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	$100.00 per Buffered PLUS (10.00% of the stated principal amount). Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.
Coupon:	None

Any payments on the Buffered PLUS depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying index. The economic terms of the Buffered PLUS are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent's commissions and fees, if any, and the hedging related charges described below (see “Risk Factors” beginning on page 7), reduced the economic terms of the Buffered PLUS to you and the initial estimated value of the Buffered PLUS. Due to these factors, the price to public you are paying to purchase the Buffered PLUS is greater than the initial estimated value of the Buffered PLUS as of the pricing date.

The initial estimated value of the Buffered PLUS as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Buffered PLUS, see “Risk Factors” beginning on page 7 and “Structuring the Buffered PLUS” beginning on page 15.

The Buffered PLUS are our senior debt securities. Any payments on the Buffered PLUS are fully and unconditionally guaranteed by BAC. The Buffered PLUS and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Buffered PLUS will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Buffered PLUS, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

October 2026Page 3

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

 Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to a certain range of positive performance of the S&P 500® Index, while providing limited protection against negative performance of the underlying index.  In exchange for enhanced performance of 200.00% of the appreciation of the underlying index and the buffer feature, investors forgo current income and performance above the maximum payment at maturity of $1,250.00 per Buffered PLUS.  At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has not appreciated in value or has declined in value, but not by more than the buffer amount of 10%, at maturity investors will receive the stated principal amount of their investment. However, if the underlying index has declined in value by more the buffer amount of 10%, at maturity investors will lose 1% for every 1% decline in the index value beyond the buffer amount.  Under these circumstances, the payment at maturity will be less, and could be significantly less, than the stated principal amount.  Investors may lose up to 90.00% of their initial investment in the Buffered PLUS.  All payments on the Buffered PLUS are subject to issuer and guarantor credit risk.

Leveraged Performance Up to a Cap	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario

The underlying index increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.00 plus a return equal to 200.00% of the index percent increase, subject to the maximum payment at maturity of $1,250.00 per Buffered PLUS (125.00% of the stated principal amount).

Par Scenario

The final index value is equal to the initial index value or is less the initial index value but has not declined by more than the buffer amount of 10%.  In this case, you receive the stated principal amount of $1,000.00 at maturity even if the underlying index has depreciated by up to the buffer amount.

Downside Scenario

The underlying index declines in value by more than the buffer amount of 10%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%.  (Example: if the final index value is 30% less than the initial index value, the Buffered PLUS will redeem at maturity for a loss of 20% of principal at $800.00, or 80% of the stated principal amount.)  The minimum payment at maturity on the Buffered PLUS is equal to $100.00 per Buffered PLUS.

October 2026Page 4

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000.00 per Buffered PLUS
Leverage factor:	200.00%
Buffer amount:	10.00%
Maximum payment at maturity:	$1,250.00 per Buffered PLUS (125.00% of the stated principal amount)
Minimum payment at maturity:	$100.00 per Buffered PLUS (10.00% of the stated principal amount)
Buffered PLUS Payoff Diagram

200%
150%
100%
50%
0%
Hypothetical Cash Settlement Amount as % of Face Amount
$1,000
Stated
Principal
Amount
125.000%
112.500%
90.000%
0%
50%
100%
150%
200%
Hypothetical Final Level as % of Initial Level

October 2026Page 5

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

Upside Scenario. If the final index value is greater than the initial index value, for each $1,000.00 stated principal amount of Buffered PLUS, investors will receive the $1,000.00 stated principal amount plus 200.00% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity of $1,250.00 per Buffered PLUS (125.00% of the stated principal amount) at a final index value of approximately 112.50% of the initial index value.

￭If the underlying index appreciates 2%, the investor would receive a 4% return, or $1,040.00 per Buffered PLUS.

￭If the underlying index appreciates 30%, the investor would receive only the maximum payment at maturity of $1,250.00 per Buffered PLUS, or 125.00% of the stated principal amount.

Par Scenario. If the final index value is equal to the initial index value or is less than the initial index value, but not by more than the buffer amount of 10.00%, investors will receive the stated principal amount of $1,000.00 per Buffered PLUS.

￭For example, if the underlying index depreciates 3.00%, investors will receive the stated principal amount of $1,000.00 per Buffered PLUS.

Downside Scenario. If the final index value is less than the initial index value by more than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial index value, plus the buffer amount of 10.00%.  The minimum payment at maturity is $100.00 per the Buffered PLUS.

￭For example, if the underlying index depreciates 30%, investors would lose 20% of their principal and receive only $800.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

October 2026Page 6

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

Your investment in the Buffered PLUS entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Buffered PLUS should be made only after carefully considering the risks of an investment in the Buffered PLUS, including those discussed below, with your advisors in light of your particular circumstances. The Buffered PLUS are not an appropriate investment for you if you are not knowledgeable about significant elements of the Buffered PLUS or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Buffered PLUS in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.

Structure-related Risks

●Your investment may result in a significant loss; the Buffered PLUS provide a minimum payment at maturity of only 10% of the stated principal amount. If the final index value of the underlying index has declined from the initial index value by more than the buffer amount, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the underlying index beyond the buffer amount of 10%, and you will lose 1% of the principal amount for each 1% that the final index value of the underlying index is less than the initial index value by more than the buffer amount. In that case, you will lose some or a significant portion of your investment in the Buffered PLUS.

●The return on the Buffered PLUS will be limited to the maximum payment at maturity. The return on the Buffered PLUS will not exceed the maximum payment at maturity, regardless of the performance of the underlying index. Your return on the Buffered PLUS may be less than the return that you could have realized if you invested directly in the stocks included in the underlying index, and you will not receive the full benefit of any appreciation in the value of the underlying index beyond that maximum payment at maturity.

●The Buffered PLUS do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Buffered PLUS, regardless of the extent to which the final index value of the underlying index exceeds the initial index value.

●Your return on the Buffered PLUS may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Buffered PLUS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Buffered PLUS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

●The payment at maturity will not reflect changes in the level of the underlying index other than on the valuation date. The level of the underlying index during the term of the Buffered PLUS other than on the valuation date will not affect payments on the Buffered PLUS. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying index while holding the Buffered PLUS, as the performance of the underlying index may influence the market value of the Buffered PLUS. The calculation agent will determine the payment at maturity by comparing only the initial index value to the final index value for the underlying index. No other levels of the underlying index will be taken into account. As a result, if the final index value of the underlying index is less than the initial index value by more than the buffer amount, you will receive less than the principal amount at maturity even if the level of the underlying index has increased at certain times during the term of the Buffered PLUS before decreasing to a level on the valuation date that is less than the initial index value by more than the buffer amount.

●Any payments on the Buffered PLUS are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Buffered PLUS. The Buffered PLUS are our unsecured senior debt securities. Any payment on the Buffered PLUS will be fully and unconditionally guaranteed by the guarantor. The Buffered PLUS are not guaranteed by any entity other than the guarantor. As a result, your receipt of the payment at maturity will be dependent upon our ability and the ability of the guarantor to repay our respective obligations under the Buffered PLUS on the maturity date, regardless of the final index value of the underlying index as compared to the initial index value. No assurance can be given as to what our financial condition or the financial condition of the guarantor will be at any time after the pricing date of the Buffered PLUS. If we and the guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Buffered PLUS.

In addition, our credit ratings and the credit ratings of the guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the Buffered PLUS.  However, because your return on the Buffered PLUS depends upon factors in addition to our ability and the ability of the guarantor to pay our respective obligations, such as the value of the underlying index, an improvement in our or the guarantor’s credit ratings will not reduce the other investment risks related to the Buffered PLUS.

●We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the guarantor, and are dependent upon the guarantor and/or its other subsidiaries to meet our obligations under the Buffered PLUS in the ordinary course. Therefore, our ability to make payments on the Buffered PLUS may be limited.

October 2026Page 7

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Valuation- and Market-related Risks

●The price to public you are paying for the Buffered PLUS exceeds their initial estimated value. The initial estimated value of the Buffered PLUS that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the guarantor, the guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Buffered PLUS.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Buffered PLUS prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the underlying index, changes in the guarantor’s internal funding rate, and the inclusion in the price to public of the agent’s commissions and fees, if any, and the hedging related charges, all as further described in “Structuring the Buffered PLUS” below. These factors, together with various credit, market and economic factors over the term of the Buffered PLUS, are expected to reduce the price at which you may be able to sell the Buffered PLUS in any secondary market and will affect the value of the Buffered PLUS in complex and unpredictable ways.

●The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Buffered PLUS in any secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the underlying index, our and BAC’s creditworthiness and changes in market conditions.

●We cannot assure you that a trading market for your Buffered PLUS will ever develop or be maintained. We will not list the Buffered PLUS on any securities exchange. We cannot predict how the Buffered PLUS will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

●Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Buffered PLUS and their market value. We, the guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the underlying index, or futures or options contracts or exchange traded instruments on the underlying index or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the underlying index or those securities. While we, the guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the underlying index, except to the extent that BAC’s common stock may be included in the underlying index, we, the guarantor and our other affiliates, including BofAS, do not control any company included in the underlying index, and have not verified any disclosure made by any other company. We, the guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Buffered PLUS. These transactions may present a conflict of interest between your interest in the Buffered PLUS and the interests we, the guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the underlying index in a manner that could be adverse to your investment in the Buffered PLUS. On or before the pricing date, any purchases or sales by us, the guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Buffered PLUS), may have adversely affected the level of the underlying index. Consequently, the level of the underlying index may change subsequent to the pricing date, which may adversely affect the market value of the Buffered PLUS.

We, the guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the level of the underlying index on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Buffered PLUS prior to maturity, and may adversely affect the amounts to be paid on the Buffered PLUS. We, the guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Buffered PLUS, the underlying index or the securities represented by the underlying index and may hold or resell the Buffered PLUS, the underlying index or the securities represented by the underlying index. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the underlying index, the market value of your Buffered PLUS prior to maturity or the amounts payable, if any, on the Buffered PLUS.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Buffered PLUS and, as such, will make a variety of determinations relating to the Buffered PLUS, including the amounts that will be paid on the Buffered PLUS. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Index-related Risks

●The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the underlying index can add, delete, or substitute the components included in the underlying index or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Buffered PLUS.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Buffered PLUS. These regulatory actions could result in restrictions on the Buffered PLUS and could result in the loss of a significant portion or all of your initial investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered PLUS has declined.

October 2026Page 8

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Tax-related Risks

●The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain, and may be adverse to a holder of the Buffered PLUS. No statutory, judicial, or administrative authority directly addresses the characterization of the Buffered PLUS or securities similar to the Buffered PLUS for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS are not certain. Under the terms of the Buffered PLUS, you will have agreed with us to treat the Buffered PLUS as single financial contracts, as described below under “Additional Information About the Buffered PLUS—Tax considerations—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Buffered PLUS, the timing and character of gain or loss with respect to the Buffered PLUS may differ. No ruling will be requested from the IRS with respect to the Buffered PLUS and no assurance can be given that the IRS will agree with the statements made in the section entitled “Additional Information About the Buffered PLUS—Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Buffered PLUS.

October 2026Page 9

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Summary

All disclosures contained in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the SPX (the “underlying index sponsor”). The underlying index sponsor, which licenses the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of the underlying index sponsor discontinuing publication of the underlying index are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index. None of us, the guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the underlying index. You should make your own investigation into the underlying index.

S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on October 30, 2026 (the pricing date):

Bloomberg Ticker Symbol:	SPX
Current Index Value:	7,580.07
52 Weeks Ago:	6,822.34
52 Week High (on October 6, 2026):	7,818.93
52 Week Low (on March 30, 2026):	6,343.72

For additional historical information, see “S&P 500® Index Historical Performance” below. For additional information about the S&P 500® Index, see the information set forth in “Annex A—The S&P 500® Index” below.

October 2026Page 10

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Historical Performance

The index closing value of the underlying index on the pricing date was 7,580.07. The following graph sets forth the daily index closing values of the underlying index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time.

Underlying Index Daily Index Closing Values January 2, 2021 to October 30, 2026

October 2026Page 11

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described herein shall control.
Denominations:	The Buffered PLUS will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:

If an event of default, as defined in the senior indenture relating to the Buffered PLUS and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Buffered PLUS occurs and is continuing, the amount payable to a holder of the Buffered PLUS upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at maturity” above, calculated as though the date of acceleration were the maturity date of the Buffered PLUS and as though the valuation date were the third index business day prior to the date of acceleration. In case of a default in the payment of the Buffered PLUS, whether at their maturity or upon acceleration, the Buffered PLUS will not bear a default interest rate.

October 2026Page 12

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Additional Information:
Tax considerations:

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Buffered PLUS supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Buffered PLUS are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Buffered PLUS upon original issuance and will hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Buffered PLUS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Buffered PLUS, we intend to treat the Buffered PLUS for all tax purposes as single financial contracts with respect to the underlying index and under the terms of the Buffered PLUS, we and every investor in the Buffered PLUS agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Buffered PLUS in accordance with such characterization.  In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Buffered PLUS as single financial contracts with respect to the underlying index. This discussion assumes that the Buffered PLUS constitute single financial contracts with respect to the underlying index for U.S. federal income tax purposes.  If the Buffered PLUS did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Buffered PLUS is not binding on the IRS or the courts.  No statutory, judicial, or administrative authority directly addresses the characterization of the Buffered PLUS or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Buffered PLUS.

We will not attempt to ascertain whether any issuer of a component stock included in the underlying index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more component stocks included in the underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Buffered PLUS. You should refer to information filed with the SEC by the issuers of the component stocks included in the underlying index and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the underlying index is or becomes a PFIC or is or becomes a United States real property holding corporation.

October 2026Page 13

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the Buffered PLUS prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  A U.S. Holder’s tax basis in the Buffered PLUS will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Buffered PLUS for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Buffered PLUS, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Buffered PLUS.  In particular, the IRS could seek to subject the Buffered PLUS to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the Buffered PLUS would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the Buffered PLUS generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the Buffered PLUS generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

On December 7, 2007, the IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The Notice addressed instruments such as the Buffered PLUS. According to the Notice, the IRS and Treasury were considering whether a holder of an instrument such as the Buffered PLUS should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. Although the IRS subsequently obsoleted the Notice on September 29, 2026, it is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Buffered PLUS, possibly with retroactive effect.

According to the Notice, the IRS and Treasury were also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Buffered PLUS.

Because of the absence of authority regarding the appropriate tax characterization of the Buffered PLUS, it is also possible that the IRS could seek to characterize the Buffered PLUS in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the Buffered PLUS should be treated as ordinary gain or loss.

Because the underlying index is an index that periodically rebalances, it is possible that the Buffered PLUS could be treated as a series of single financial contracts, each of which matures on the next rebalancing date.  If the Buffered PLUS were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Buffered PLUS on each rebalancing date in return for new Buffered PLUS that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Buffered PLUS (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Buffered PLUS on such date.

Non-U.S. Holders

October 2026Page 14

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Buffered PLUS provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the Buffered PLUS or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Buffered PLUS is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale or exchange of the Buffered PLUS, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder.  Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Buffered PLUS.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2029. Based on our determination that the Buffered PLUS are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Buffered PLUS. However, it is possible that the Buffered PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the Buffered PLUS, and following such occurrence the Buffered PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the underlying index or the Buffered PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Buffered PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Buffered PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Buffered PLUS to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS indicated in the Notice that it was considering whether income in respect of instruments such as the Buffered PLUS should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Buffered PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Buffered PLUS.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Buffered PLUS.

Structuring the Buffered PLUS:

The Buffered PLUS are our debt securities, the return on which is linked to the performance of the underlying index. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Buffered PLUS reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition,

October 2026Page 15

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Buffered PLUS, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Buffered PLUS on the pricing date being less than their price to public.

The initial estimated value of the Buffered PLUS as of the pricing date is set forth on the cover page of this pricing supplement.

In order to meet our payment obligations on the Buffered PLUS, at the time we issue the Buffered PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying index, the tenor of the Buffered PLUS and the hedging arrangements. The economic terms of the Buffered PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page 7 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Supplement to the plan of distribution; role of BofAS and conflicts of interest:

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the Buffered PLUS. Accordingly, the offering of the Buffered PLUS will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Buffered PLUS against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Buffered PLUS from us as principal at the price to public indicated on the cover of this pricing supplement, less the indicated agent's commissions and fees, if any. BofAS will sell the Buffered PLUS to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Buffered PLUS to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Buffered PLUS at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.  The costs included in the original issue price of the Buffered PLUS include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of BofAS and an affiliate of Morgan Stanley Wealth Management have ownership interests, for providing certain electronic platform services with respect to this offering.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Buffered PLUS. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Buffered PLUS, BofAS may offer to buy the Buffered PLUS in the secondary market at a price that may exceed the initial estimated value of the Buffered PLUS. Any price offered by BofAS for the Buffered PLUS will be based on then-prevailing market conditions and other considerations, including the performance of the underlying index and the remaining term of the Buffered PLUS. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your Buffered PLUS at any price or at any time, and we cannot assure you that any party will purchase your Buffered PLUS at a price that equals or exceeds the initial estimated value of the Buffered PLUS.

Any price that BofAS may pay to repurchase the Buffered PLUS will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Buffered PLUS.

Sales Outside of the United States

The Buffered PLUS have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the Buffered PLUS with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the Buffered PLUS in any jurisdiction other than the United States. As such, these Buffered PLUS are made available to investors outside of the United States only in

October 2026Page 16

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

●Australia

●Barbados

●Belgium

●Crimea

●Cuba

●Curacao Sint Maarten

●Gibraltar

●Indonesia

●Iran

●Italy

●Malaysia

●New Zealand

●North Korea

●Russia

●Syria

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Buffered PLUS in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Buffered PLUS which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Buffered PLUS other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Buffered PLUS to be offered so as to enable an investor to decide to purchase or subscribe for the Buffered PLUS. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Buffered PLUS to be offered so as to enable an investor to decide to purchase or subscribe for the Buffered PLUS. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

October 2026Page 17

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Buffered PLUS offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Buffered PLUS offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Buffered PLUS may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Buffered PLUS in, from or otherwise involving the United Kingdom.

Where you can find more information:

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.

The terms and risks of the Buffered PLUS are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

●Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “Notes,” “closing level”, “Trading Day”, “Underlying”, “Index Publisher”, “calculation day” and “Index” shall be deemed to refer to “Buffered PLUS,” “index closing value”, “index business day”, “underlying index”, “underlying index sponsor”, “valuation date” and “underlying index”, respectively.

Validity of the securities:

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the securities (the “Master Note”) identifying the securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

October 2026Page 18

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Annex A—The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the securities.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple share class lines, the 5% share change threshold are based on each individual multiple share class line rather than total company shares.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing value.

October 2026Page 19

BofA Finance LLC

Buffered PLUS Based on the Value of the S&P 500® Index due May 3, 2029

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the securities. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the securities into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

October 2026Page 20